EXHIBIT 10-A

          AMENDMENT TO EXCLUSIVE DISTRIBUTION AGREEMENT

            AMENDMENT dated as of February 28, 1997 (the "Amendment") to EXCLUSIVE DISTRIBUTION AGREEMENT dated June 6, 1995, as heretofore amended (the "Pre-Amendment Agreement"), between LINCOLN SNACKS COMPANY, a Delaware corporation with a principal place of business at 4 High Ridge Park, Stamford, Connecticut 06905 (hereinafter "Lincoln"), and PLANTERS COMPANY, a unit of NABISCO, INC., a New Jersey corporation with a principal place of business at 100 DeForest Avenue, East Hanover, New Jersey 07936 (hereinafter "Planters").

                      W I T N E S S E T H:

            WHEREAS, except to the extent contemplated by the Amendment, Planters and Lincoln do not intend to renew the Initial Term of the Pre-Amendment Agreement and Lincoln and Planters desire to effect a smooth transfer back to Lincoln of the business of the distribution of the Products; and

            WHEREAS, for the purposes of effectuating the foregoing, the parties desire to amend the Pre-Amendment Agreement to effect the changes set forth below;

            NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, it is hereby agreed as follows:


            1.   Effective Date of the Amendment.

            The Amendment shall take effect on March 1, 1997 (the "Effective Date").


            2.   Defined Terms.

            For the purposes of the Amendment, unless the context otherwise requires or unless otherwise amended by the Amendment, terms used herein which are defined in the Pre-Amendment Agreement, shall have the respective meanings ascribed to them in the Pre-Amendment Agreement.


            3.   Termination of Right to Distribute Screaming Yellow
Zonkers.

            Effective May 1, 1997, Planters shall have no further right or obligation to distribute Lincoln's product known as Screaming Yellow
Zonkers ("Screaming Yellow Zonkers Product"), provided, however, that until August 1, 1997 Planters shall have the right to liquidate any Screaming Yellow Zonkers Product at the liquidation outlets set forth on Exhibit A attached hereto (and such other outlets as shall be mutually agreed in writing), with the shelf life of such units to be no older than 270 days. Planters shall use reasonable efforts to prevent diversion of such Screaming Yellow Zonkers Product into non-liquidation channels.


            4.   Amendment of Definition of "Territory" and "Product".

            All references to Planters' right to distribute the Product on and after the Effective Date shall mean the product known as Fiddle Faddle and, with respect to the remainder of the Term, as extended by the Extension Period, all references to the "Territory" shall mean the United States of America (including Puerto Rico and United States territories and possessions).


            5.   Term

            The exclusive right granted to Planters by the Pre-Amendment Agreement to distribute the Product during the Term shall be extended for an additional six month period ending on December 31, 1997 (the "Extension Period") and accordingly the Term shall expire on December 31, 1997. All references in the Pre-Amendment Agreement to a Renewal Term following expiration of the Initial Term are hereby deleted, no Renewal Term is contemplated by the parties hereto.


            6.   Purchase Requirements

            Planters minimum purchase obligations set forth in Section 2.2 of the Pre-Amendment Agreement are hereby replaced with the purchase obligations hereinafter set forth.

                 (a) During the six month period commencing January 1, 1997 and ending June 30, 1997, Planters agrees to purchase, and acknowledges that it shall be billed at the transfer price for, an aggregate of not less than 926,674 Equivalent Cases of Product as follows: (x) at least 375,000 Equivalent Cases shall be manufactured within each quarter and billed and paid for within 15 days of production and (y) the additional 176,674 Equivalent Cases (which Equivalent Cases represent Product previously manufactured) to the extent not purchased prior to the Effective Date shall be purchased and paid for within 15 days following the Effective Date. Accordingly, the parties hereto acknowledge and agree that a total of 1,950,000 Equivalent Cases shall have been purchased at the transfer price during the twelve month period commencing on July 1, 1996 and ending on June 30, 1997, which amount represents a shortfall of 300,000 Equivalent Cases from the 2,250,000 Equivalent Cases required to have been purchased during such period pursuant to the Pre-Amendment Agreement. With respect to such shortfall, Planters acknowledges and agrees that it shall be billed for and shall pay Lincoln on June 30, 1997 a non-reimbursable amount of $720,000 (which amount represents $2.40 times 300,000) and such amount shall not be applied against any other amount due under this Amendment.

                 (b) Pursuant to the terms of this paragraph, during the
            six month period commencing July 1, 1997 and ending December 31, 1997, Planters agrees to pay for an aggregate of 750,000 Equivalent Cases to be billed at a rate of 125,000 Equivalent Cases per month. With respect to its obligations under this paragraph (b), Lincoln will bill Planters on the first day of each month during such period, and Planters will pay Lincoln within 15 days thereof, an amount of $300,000 (which amount represents $2.40 times 125,000). On the last day of each month, Lincoln will bill Planters (at the transfer price per Equivalent Case less $2.40) and Planters will pay Lincoln, within 15 days, for the number of cases manufactured during such month in accordance with the monthly production schedule. In the event Lincoln produces less than 375,000 Equivalent Cases in the third quarter, Lincoln shall be under no obligation to make up for any such shortfall in the subsequent quarter. In the event that Lincoln is required to vary its production schedule to meet Planters' desired inventory level of approximately 250,000 Equivalent Cases of Product on December 31, 1997, such that Planters fails to purchase an aggregate of 750,000 Equivalent Cases during this six month period, Planters hereby agrees to reimburse Lincoln within 15 days of receipt of invoice for any raw materials and packaging obligations entered into on behalf of Planters pursuant to and in accordance with the 90 Day Rolling Forecast. Lincoln will not bill Planters at the end of the Term for any raw materials and packaging obligations entered into on behalf of Planters pursuant to the 90 Day Rolling Forecast which Lincoln subsequently intends to use or reasonably could use within the following three month period.

                 (c) In the event that during the calendar year ending December 31, 1997, Planters has not sold at least 1,500,000 Equivalent Cases in non-liquidation channels, Planters shall pay Lincoln, prior to January 15, 1998, an amount equal to (x) 1,500,000 minus (y) the amount of Equivalent Cases sold through non-liquidation channels times (z) $3.20. Lincoln and Planters agree that the amount contemplated by the previous sentence to be paid by Planters, to the extent Planters fails to sell at least 1,500,000 Equivalent Cases in non-liquidation channels, is a reasonable estimate of the amount of damages Lincoln would suffer as a result of Planters failure to sell such cases and constitutes a fair and reasonable amount of compensation for any such failure.

                 (d) Lincoln and Planters hereby agree that title to the Product will pass upon completion of production of the Product.


            7.   Liquidation of Product.

            For a period of six months following expiration or termination of the Term (the "Liquidation Period"), Planters shall have the right to liquidate up to 250,000 Equivalent Cases of Fiddle Faddle at the liquidation outlets set forth on Exhibit A attached hereto, the shelf life of such Product shall be no older than 270 days. Planters shall use reasonable efforts to prevent diversion of such Product into non-liquidation channels. Planters will not sell, ship or consign any such Product for export from the Territory, and will use efforts to avoid an unintentional sale, shipment or consignment for export comparable to the efforts used by Planters in connection with its other products. All other inventory remaining unsold at the termination or expiration of the Term shall be destroyed or donated to Second Harvest. Lincoln shall be permitted to enter into an inventory liquidation agreement during the Term. In the event that Lincoln enters into such an agreement, Planters' will be permitted to liquidate the Product thereunder during the Term and will be permitted to liquidate up to 250,000 Equivalent Cases thereunder during the Liquidation Period.


            8.   Right to Use Planters Trademarks.

            Planters, through its parent company and affiliated companies, agrees to negotiate in good faith with Lincoln an agreement under which Lincoln will be licensed to use the Planters Trademarks. The parties will use their best efforts to cause such agreement to be signed and delivered on or before March 14, 1997, and such agreement shall contain normal and customary provisions relating to quality control and the protection of the Planters Trademarks and shall embody economic terms including the following:

            (a) Lincoln shall be granted, for a five year period following termination or expiration of the Term, the right to use the Planters Trademarks in the United States (including Puerto Rico and United States territories and possessions) in connection with ready-to-eat caramelized popcorn. In consideration of the grant of such rights to Lincoln, Lincoln shall agree to pay the trademark owner a royalty of 0% of annual Net Sales (as hereinafter defined), for two years, through normal retail channels of distribution in the United States, 1% of annual Net Sales, for years three to five, through normal retail channels of distribution in the United States to the extent that sales have not exceeded 2,250,000 Equivalent Cases in any year, 2% of annual Net Sales, for years three to five, through normal retail channels of distribution in the United States to the extent that sales have exceeded 2,250,000 Equivalent Cases in any year. For the purposes of this section 8 the term "Net Sales" shall mean sales less cash discounts and returns. Lincoln and the trademark owner may in their unfettered discretion mutually agree to any extension of the five year period contemplated by this section for additional five year periods at least 30 days prior to the time when the five year period (or extended period, as the case may be) would otherwise expire.

            (b) Lincoln shall be granted, for a five year period following termination or expiration of the Term, the right to use the Planters Trademarks in Canada in connection with ready-to-eat caramelized popcorn.
In consideration of the grant of such rights to Lincoln, Lincoln shall agree to pay the trademark owner a royalty of 0% with respect to annual Net Sales, for two years, through normal retail channels of distribution in Canada, 1% of annual Net Sales, for years three to five, through normal retail channels of distribution in Canada to the extent that sales have not exceeded 500,000 Equivalent Cases in any year, 2% of annual Net Sales, for years three to five, through normal retail channels of distribution in Canada to the extent that sales have exceeded 500,000 Equivalent Cases in any year. Lincoln and the trademark owner may in their unfettered discretion mutually agree to any extension of the five year period contemplated by this section for additional five year periods at least 30 days prior to the time when the five year period (or extended period, as the case may be) would otherwise expire.

            (c) In the event royalty payments are due pursuant to paragraphs (a) or (b) of this Section 8, Lincoln shall be obligated to provide the trademark owner, within thirty (30) days after the end of each calendar quarter with respect to which royalties are due, a complete and accurate statement of its Net Sales for that quarter, which statement shall be accompanied by any payment due.

            (d) Lincoln shall have no obligation to use the Planters' Trademarks at any time after the termination of the Term.


            9.   Elimination of Right to Terminate in Event of Change of
Control.

            The right to terminate the Term in the event of a Change of Control as set forth in Section 2.7 of the Pre-Amendment Agreement is hereby deleted and shall be of no force or effect. Notwithstanding anything to the contrary contained in Section 11.2 of the Pre-Amendment Agreement, Lincoln may assign, convey or transfer the Pre-Amendment Agreement and the Amendment and its rights and obligations hereunder and thereunder in the event of a Change of Control, provided that Lincoln may not assign, convey or transfer any of its rights under the trademark license agreements contemplated by
Section 8 hereof without the prior approval of the trademark owner.


            10.  Sales and Marketing

            (a)  Planters reaffirms its obligations set forth in Section
3.1 of the Pre-Amendment Agreement and agrees that it will use efforts to market and develop sales and distribution of the Product during the remainder of the Term comparable to the efforts it uses in connection with its other businesses, such efforts shall take into account Lincoln's paramount interest in maintaining the value of Lincoln's business, the image of high quality and value of the Product and the Lincoln Trademarks. Planters shall continue to use such efforts until the expiration of the Term (as extended by the Extension Period) notwithstanding the impending expiration of the Term on December 31, 1997.

            (b) For the purpose of effecting an orderly transfer back to Lincoln of the business of the distribution of the Product, Planters will promptly respond to any requests from Lincoln for customer review contact and will beginning April 1, 1997 provide Lincoln with (a) a monthly status report and list, in the form of Exhibit B attached hereto, of Planters top 20 accounts in each region for the most recent month with respect to the sales of Product during the Term, (b) a monthly report and list of all accounts in the form currently provided pursuant to the Pre-Amendment Agreement. Lincoln shall have the right to contact any customer not set forth in such list of all accounts and not contemplated to be contacted by Planters and to engage in sales of the Product to such customers, with all orders obtained by Lincoln to be credited to the amount to be purchased by Planters with respect to that month.

            (c) Planters shall continue to process and handle all consumer inquiries connected with or relating to the Product until the expiration of the Term.

            (d) On March 15, 1997, Planters shall submit for Lincoln's prior written approval an Annual Marketing Plan relating to the remainder of the Term with respect to the Product, which marketing plan shall be in compliance with Section 3.4 of the Pre-Amendment Agreement and as set forth on Exhibit C attached hereto.

            (e) Planters' obligation, set forth in Section 4.4 of the Pre-Amendment Agreement, to deliver to Lincoln a written non-binding semi-annual forecast of Planters' requirements of the Product is hereby eliminated. Planters will continue to provide a written ninety (90) day rolling forecast of its expected purchase of the Product for the next ninety
(90) days. In addition, Planters shall be required to deliver a monthly production schedule which schedule shall be consistent with and sufficient to meet Planters' minimum monthly purchase obligations set forth herein and shall facilitate consistent and even production of the Product. Planters agrees to accept shipment of the volume of Product set forth in the monthly schedule within 30 days of production. Lincoln and Planters hereby agree that title to the Product will pass upon completion of production of the Product by Lincoln. If Lincoln is required to store Product beyond 30 days after production, Planters shall pay Lincoln for storage at then prevailing market rates. Planters may increase the volume of Product contemplated in the monthly schedule by up to 20% or decrease the such volume by up to 10% at any time up to forty-eight (48) hours prior to production, in which event any additional costs incurred by Lincoln associated with any such modification shall be borne by Planters.


            11.  Elimination of Lincoln's Covenant Not to Compete

            Section 9.2 (a) of the Pre-Amendment Agreement is hereby deleted and shall be of no force and effect. Notwithstanding anything to the contrary contained in the Pre-Amendment Agreement or in the Amendment, Lincoln shall at all times have the right to enter into any and all manufacturing agreements and co-pack arrangements relating to ready-to-eat popcorn. Lincoln agrees, however, not to manufacture prior to September 30, 1997 any private label product on behalf of a retailer, if and only if such retailer was not previously selling such product.


            12.  Elimination of Right of First Refusal

            The provisions relating to a "Right of First Refusal" set forth in Section 13.1 of the Pre-Amendment Agreement and any other references to such a right set forth in the Pre-Amendment Agreement are hereby deleted and shall be of no force and effect.


            13.  Miscellaneous

            (a) Notwithstanding anything to the contrary contained herein or in the Pre-Amendment Agreement, Lincoln shall at all times after the Effective Date have the right to market and distribute the Product in tins.

            (b) All provisions of the Pre-Amendment Agreement to the extent not amended or superseded by and not inconsistent with the Amendment shall remain in full force and effect.

            (c) The headings contained herein are inserted for convenience only and shall not be deemed to have any substantive meaning.

            (d) The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            (e) The "Planters Non-Competition Period" set forth in Section 9.1(a) and (b) shall be co-terminous with the term of the license of the Planters' Trademarks granted to Lincoln hereby.

            (f) This Amendment is intended to resolve any issues Lincoln may have regarding Planters performance under the Pre-Amendment Agreement, as amended. Lincoln agrees that if Planters performs in accordance with the terms set forth in this Amendment, Lincoln will release Planters from all liability stemming from any failure by Planters to perform under the Pre-Amendment Agreement, as amended. Lincoln further agrees that it shall have no claim or cause of action against Planters, including, but not limited to, any claim for damages or compensation for losses or expenses incurred, including attorneys fees, or for lost profits, arising in any fashion from the lawful and proper termination of this Amendment.



            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officials on the day and year first above written.

                      LINCOLN SNACKS COMPANY



                      By: /s/Karen Brenner
                      Name:  Karen Brenner
                      Title: Chairman and Chief Executive Officer

                      PLANTERS COMPANY, a unit of
                      NABISCO, INC.



                      By: /s/Wynn A. Willard
                      Name:  Wynn A. Willard
                      Title: President

                            EXHIBIT A
                          ------------

Approved Liquidators
--------------------

Canned Foods
2000 Fifth Street
Berkeley, CA   94710

West Coast Liquidators (MacFrugal's)
12434 Fourth Street
Rancho Cucamonga, CA   91730

T P I - Dollar Bill's
2500 International Parkway
Woodridge, IL   60517

Marden's, Inc.
184 College Avenue
Waterville, ME   04901

Bargain Wholesale/99 cent Stores
4000 & Union Pacific
City of Commerce, CA   90023

Odd Lots/Big Lots
Consolidated Stores Corp.
300 Phillipi Road
Columbus, OH   43228


                            EXHIBIT B
                           -----------

Blank matrix for Fiddle Faddle Top 25 Accounts showing current listings indicating size and promotional activity.


                            EXHIBIT C
                           -----------

Blank matrix for Fiddle Faddle and Screaming Yellow Zonkers 5oz. Trade and 10oz. Trade showing January through December 1997 Promotional Plan.